UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012 (March 26, 2012)

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63 0780521
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4909 SE International Way, Portland, Oregon	97222-4679
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 653-8881

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Effective March 26, 2012, through unanimous written consent, the Board of Directors (the “Board”) of Blount International, Inc. (the “Corporation”) and in accordance with the recommendation and nomination by the Nominating & Corporate Governance Committee, elected Ms. Nelda J. Connors as a Director to fill the vacancy created by the resignation of Mr. R. Eugene Cartledge, former Lead Director, whose resignation was accepted by the Board effective as of November 4, 2011.

Ms. Connors, 46, is Chairwoman and Founder of Pine Grove Holdings, LLC, a Delaware company based in Chicago Illinois. Previously, from 2008 to 2011, Ms. Connors was President and CEO of Atkore International, of Illinois (formerly the Electrical and Metal Products segment of Tyco International). Before that, Ms. Connors was Vice President, of Eaton Corporation’s Global Clutch Division, Truck Group and Vice-President of Operational Excellence for Truck Group, from 2007-2008, Vice-President and General Manager, Asia Pacific Fluid Power Group, Shanghai China 2004-2007 and Vice President, Manufacturing Operational Excellence Fluid Power Group, Cleveland Ohio, 2002-2004. Ms. Connors also serves on the Board of Directors of Boston Scientific and is a Class B Director for the Federal Reserve Bank of Chicago.

Also, effective March 26, 2012 the Board of the Corporation, pursuant to Article III, Section 2 of the Corporation’s By-laws, by unanimous written consent, fixed the number of directors of the Corporation at nine (9). In accordance with the recommendation and nomination by the Nominating & Corporate Governance Committee, the Board elected Mr. David A. Willmott as a Director to fill that newly created ninth Board position.

Mr. Willmott, 42 joined the Corporation in December 2009 as Senior Vice President-Corporate Development & Strategy and became President and Chief Operating Officer of the Corporation effective as of March 10, 2011.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

99.1	Press release dated March 28, 2012 issued by Blount International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC. (Registrant)

By:	/s/ Chad E. Paulson
Name: Chad E. Paulson
Title: Vice President, General Counsel and Secretary

Date: March 29, 2012

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